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                                                                    EXHIBIT 99.1


                                 PRESS RELEASE


                                                       CONTACT:

Tremont Corporation                                    Joseph S. Compofelice
1999 Broadway, Suite 4300                              Chief Financial Officer
Denver, Colorado   80202                               (713) 423-3303



          TREMONT ANNOUNCES PRICING OF TIMET'S INITIAL PUBLIC OFFERING


         DENVER, COLORADO . . . June 5, 1996 . . . Tremont Corporation ("Tremont") (NYSE: TRE) announced that its subsidiary, Titanium Metals Corporation ("TIMET") (NASDAQ: TIMT), has priced its initial public offering of shares of common stock at $23.00 per share.

         TIMET shares will trade on the Nasdaq National Market under the trading symbol "TIMT". Salomon Brothers Inc, Morgan Stanley & Co. Incorporated, and Smith Barney Inc. managed the offering.

         Of the total 14.5 million shares offered (assuming no exercise of the overallotment option granted to the underwriters), 6.2 million shares will be sold by TIMET, with the net proceeds therefrom used to repay all of TIMET's debt and the balance to be used for general corporate purposes. The remaining
8.3 million shares offered will be sold by two of TIMET's current shareholders, IMI plc and Union Titanium Sponge Corporation. Tremont, TIMET's controlling shareholder, will not sell shares in the offering unless the underwriters exercise their overallotment options to purchase from Tremont up to 2.175 million shares.

         Tremont Corporation, headquartered in Denver, Colorado, is a leading integrated producer of titanium metal products.


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